Exhibit 16.1

June 14, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Dasan Zhone Solutions, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of Dasan Zhone Solutions, Inc. dated June 14, 2019. We agree with the statements concerning our Firm contained therein. However, we make no comment as to the status of the Company’s remediation plan.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Jose, California

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